Exhibit 10.1
ENERGY RECOVERY, INC.

SEVERANCE PLAN

Effective as of February 5, 2021 (the “Effective Date”), Energy Recovery, Inc. (“Plan Sponsor”) hereby establishes a welfare benefits plan known as the “Energy Recovery, Inc. Severance Plan” (this or the “Plan”) for the benefit of certain key members of management or highly compensated employees of participating employers. This Plan is hereby established pursuant to this written instrument as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to be an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees.

Section I –General Information

1.1    Purpose. The Plan Sponsor has established the Plan to provide severance benefits in the event of a ‘Qualifying Termination’ as determined by the Plan Administrator of an ‘Eligible Employee’ on or after the Effective Date. Whether or not a Qualifying Termination occurs, which may make an employee eligible for the severance benefits provided by this Plan will be determined in the sole discretion of the Plan Sponsor as the Plan Administrator.

1.2    Defined Terms. For purposes of this Plan, the following quoted terms have the meanings set forth below when appearing with an initial capital letter.

(a)    “Cause” has the same meaning as provide in Energy Recovery Inc.’s Change of Control Severance Plan, as amended and in effect at the time of termination of the applicable Eligible Employee’s employment (the “CIC Plan”). It will be at the sole discretion of the Plan Administrator to determine whether the discharge for Cause standard has been met.

(b)    “Eligible Employee” means an employee who is a full-time or part-time employee of an Employer at the Vice President or above level as determined by the Plan Administrator, in its sole discretion. A full-time or part-time employee is an employee who is actively at work or on an approved leave of absence and employed for an indefinite period of time. An independent contractor, student intern, leased employee or temporary employee or any person whose payment is reported on a Form 1099 (regardless of how such individual may be later classified by any court, administrative agency or other legal authority) is not a regular full-time or part-time employee. An otherwise Eligible Employee will cease to be a participant in the Plan as of the date he or she ceases to be a regular full-time or part-time employee or employed at the Vice President or above level, unless the individual ceases regular full-time or part-time employment due to a “Qualifying Termination” or based on an agreement between the employee and Employer following notice by Employer to employee of a “Qualifying Termination.” A former participant will become a participant again as of the date he or she again becomes an Eligible Employee. In no event will an employee be eligible for the severance benefits under this Plan if he or she is eligible to receive termination or severance benefits under another plan (including the CIC Plan), contract, or other arrangement with Employer, unless the benefits provided under this Plan are to be provided and are explicitly addressed by a specific reference to this Plan in such plan, contract or arrangement, or with respect to a contract or other arrangement with Employer, the employee waives their right to such termination or severance benefits under such contract or other arrangement with Employer before or at the time of seeking severance benefits under this Plan.

(c)    “Employer” means the Plan Sponsor and each affiliate of the Plan Sponsor that is designated from time to time by the Plan Sponsor as participating in this Plan. As of the Effective Date, the Employers participating in this Plan are as follows: Energy Recovery, Inc.

(d)    “Non-Qualifying Reason” means either (i) the Eligible Employee voluntarily terminates their employment for whatever reason (except when such voluntary termination of employment is based on an agreement with Employer following notice by Employer to the Eligible Employee of a “Qualifying Termination”); or (ii) the Eligible Employee separates from Employer for whatever reason, and (a) Eligible Employee accepts any position with Employer that begins prior to the effective date of their employment termination with Employer, or (b) a comparable position with Employer is offered to the Eligible Employee prior to the effective date of their employment termination with Employer. For comparison of internal positions, a comparable position is a position determined by the Plan Administrator as having the same or higher base salary, or which is paid no more than 15% lower in base salary than the employee’s terminated position.

(e)    “Qualifying Termination” means an (i) involuntary termination without “Cause” as defined in the CIC Plan, as amended and in effect at the time of the Eligible Employee’s termination, and (ii) Eligible Employee is not terminated for a “Non-Qualifying Reason,” each as determined by the Plan Administrator in its sole discretion. For clarity, a “Qualifying Termination” shall include the situation where the Eligible Employee is notified of an involuntary termination without “Cause” as defined in the CIC Plan, as amended and in effect at the time of their termination, and which is not for a “Non-Qualifying Reason,” followed by an agreement between the Eligible Employee and the Employer to have the employee voluntarily resign their employment with Employer. In order for an involuntary termination to qualify, the termination of employment must occur with respect to employment with all entities in the Plan Sponsor’s controlled group as determined under the rules of Internal Revenue Code Section 414, as modified by Internal Revenue Code Section 409A.

(f)    “Release” means an agreement described in Section 3.4, between an Eligible Employee and the Employer, in a form prescribed by the Plan Administrator, under which the Eligible Employee releases the Employer and its affiliates, the Plan Administrator, and any of their respective agents or affiliates (individually and collectively, the “Releasees”), from liability and waives such claims against the Releasees as provided under such agreement. In order to constitute a “Release,” such agreement must be signed by an Eligible Employee and accepted by the Plan Administrator in order for such Eligible Employee to become eligible for benefits under this Plan and must not be revoked by the Eligible Employee.

1.3    Plan Administrator and Plan Sponsor. The Plan Administrator is the Plan Sponsor. The named fiduciary is the Plan Sponsor.

1.4    Plan Year. The Plan Year is the calendar year and records will be kept on the basis of the calendar year.

1.5    Plan Funding. The benefits provided under the Plan are paid out of the general assets of the Employer and not out of any separate trust or fund set aside for the purpose of paying such benefits. The Plan is self-administered by the Plan Administrator.

Section II - Eligibility for Severance Benefits

2.1    Eligibility Requirements. An Eligible Employee shall not be eligible to receive any payment or benefits under the Plan unless the Plan Administrator determines, in its sole discretion, that the Eligible Employee has satisfied each of the conditions and requirements set forth below.

(a)    The individual must be an Eligible Employee and must experience a termination of employment with the Employer as a result of a Qualifying Termination. As noted above, whether or not the circumstances satisfy the definition of a Qualifying Termination will be determined by the Plan Administrator in its sole discretion. A short-term layoff, temporary work interruption or temporary shutdown is not a Qualifying Termination, unless otherwise expressly designated in writing by the Plan Administrator.

(b)    Unless otherwise agreed to by the Employer, the individual must remain as a full-time or part-time Eligible Employee in active employment status with the Employer until the date designated by the Employer as the effective date (“Qualifying Termination Date”) of the Qualifying Termination.

(c)    The Employer must receive a Release, as described in Section 3.4, signed by the Eligible Employee that has not been revoked.

2.2    W-2 Form Required. TO BE ELIGIBLE FOR ANY BENEFIT UNDER THE PLAN, THE ELIGIBLE EMPLOYEE MUST RECEIVE AN IRS FORM W-2 FROM AN EMPLOYER AND SATISFY THE OTHER REQUIREMENTS IN SECTION 2.1 ABOVE.

Section III - Severance Benefits

3.1    Benefits. The severance benefits include:

(a)    all payments required by applicable law, including all earned and unpaid salary, all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, and other benefits under applicable benefit plans to which the Eligible Employee was entitled upon such termination in accordance with the terms of such benefit plans (subject to Section 1.2(b));

(b)    six (6) months’ salary (“Termination Pay”) based on the Eligible Employee’s annual base salary in effect on the effective date of their termination;

(c)    to the extent the Eligible Employee is eligible and timely elects to continue coverage under the Employer’s health or other benefits plans pursuant to COBRA, payment of Employer’s portion of any such health or other benefit plans premiums on behalf of the Eligible Employee (at the employer level in effect immediately prior to the effective date of termination) towards the Eligible Employee’s COBRA premiums until the earlier of (A) six (6) months following the effective date of termination, or (B) the date the Eligible Employee becomes eligible for coverage under a subsequent employer health plan, whether the Eligible Employee enrolls in such coverage or not, and whether or not the benefit levels and costs are comparable; and,

(d)    immediate vesting of twenty-five percent (25%) of all unvested equity compensation held by the Eligible Employee on the effective date of termination (the “Accelerated Equity”) which Accelerated Equity, notwithstanding anything to the contrary, may be exercised, where applicable, for up to six (6) months after the effective date of termination; in the case of unvested equity compensation where the amount payable is based on the satisfaction of performance criteria, the amount of unvested equity will be determined by deeming all performance criteria satisfied at 100% target; to the extent the equity compensation is subject to Code Section 409A, the vesting acceleration of the equity compensation shall not cause any distribution or payment under the equity compensation to be made before the earliest date it may be made without violating Code Section 409A.1

3.2    Pay Out and Taxes.

(a)    The Termination Pay will be paid in installments at the time of the Employer’s normal payroll and will generally commence no later than the second payroll after the Eligible Employee’s designated Qualifying Termination Date, provided, however, that, to the extent the Termination Pay is not subject to Code Section 409A, the Employer may, in its discretion, pay the Termination Pay in a lump sum; provided, further, that no payments will be made under this Plan unless the ‘Release Conditions’ described in Section 3.4 below are satisfied before the ‘Revocation Expiration Date’ (defined below).

1    Except as modified herein, all such equity compensation shall remain governed by the terms and conditions of the applicable award/grant notice, stock agreement, and the applicable plan (the most recent being the Energy Recovery, Inc. 2020 Incentive Plan).

(b)    Employer may deduct from any payment or other severance benefit or, if requested by Employer, the Eligible Employee must pay to Employer, all taxes and other withholdings required to be withheld by federal, state or local governments in connection with any payments or other severance benefit made under this Agreement, no later than the date on which such withholding is required by applicable law.

(c)    In the event Employer’s reimbursement of COBRA premiums to the Eligible Employee would subject Employer to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Plan Administrator in its sole discretion, then the Eligible Employee and Employer agree to work together in good faith to restructure such benefit so as to avoid such tax or penalty.

3.3    Eligibility Confirmation. Please make note of this important information.

(a)    In order for an Eligible Employee to receive COBRA Assistance, the Eligible Employee is required to confirm with the Plan Administrator or its designee, monthly, in a timely manner and as prescribed by the Plan Administrator, that the Eligible Employee meets the conditions for eligibility. Specifically, the Eligible Employee must confirm in a timely manner the status of coverage available to the Eligible Employee under a subsequent employer health plan.

(b)    On or about the Qualifying Termination Date, the Eligible Employee will be given written directions on how and when to contact the Plan Administrator or its designee to confirm eligibility to receive the COBRA assistance and additional information on what actions the Eligible Employee may need to take under the Plan and when to confirm their status and eligibility for COBRA assistance.

(c)    An Eligible Employee is required to provide accurate and complete information to the Plan Administrator regarding their coverage status at the required times. The proper payment of Plan benefits and tax treatment of Plan benefits is dependent on the Plan Administrator receiving this information in a timely manner. The Eligible Employee’s periodic confirmations are subject to audit by the Plan Administrator. Failure to provide truthful and complete information could result in a loss of COBRA assistance retroactive to the last verifiable date of eligibility.

3.4    Release. All severance benefits under this Plan are contingent upon the following conditions (“Release Conditions”) being satisfied on or prior to the sixtieth (60th) day following the Qualifying Termination Date (“Revocation Expiration Date”):  (i) the Employer’s timely receipt of a “Release” signed by the Eligible Employee, and (ii) the expiration of applicable revocation period without the “Release” having been revoked by the Eligible Employee. The Eligible Employee will forfeit all rights to severance benefits if the Eligible Employee revokes or attempts to revoke the required Release. The form of the Release will typically be available or provided to the Eligible Employee prior to or on the Qualifying Termination Date. The failure or refusal of an Eligible Employee to sign a Release or the revocation of such a Release, to the extent permitted by its terms, shall disqualify the Eligible Employee from receiving severance benefits. Once accepted by the Plan Administrator, the Release will not be affected and will remain in full force and effect even where an Employer exercises its rights not to pay, cease or recover benefits previously paid (in error or otherwise) under the Plan. Notwithstanding anything to the contrary in the Plan, to the extent that (a) any payments of “nonqualified deferred compensation” subject to Code Section 409A are due under the Plan as a result of an Eligible Employee’s Qualifying Termination, (b) any payments of “nonqualified deferred compensation” are subject to the Eligible Employee’s execution and delivery of a Release, and (c) where the Qualifying Termination Date and the Revocation Expiration Date fall in two separate taxable years, then any payments required to be made to the Eligible Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Code Section 409A will be made in the later taxable year. To the extent that any payments of nonqualified deferred compensation (within the meaning of Code Section 409A) due under the Plan as a result of the Eligible Employee’s Qualifying Termination are delayed pursuant to this provision, such amounts will be paid in a lump sum on the first payroll date after the Revocation Expiration Date in the subsequent taxable year.

3.5    No Benefits. As noted above, the above-described benefits are payable only in the event that the Eligible Employee’s termination results from a Qualifying Termination, and the Eligible Employee satisfies all of the eligibility and other requirements. If the Eligible Employee’s employment terminates for any other reason, the Eligible Employee will not be entitled to the benefits described herein.

Section IV - Amendment or Termination of Plan

This Plan may be amended, suspended or terminated by the Plan Sponsor at any time without notice. The Plan Sponsor and an Employer is in no way contractually obligated to continue the Plan.

Section V - Claims Procedure

5.1    Filing a Claim. If an Eligible Employee has a Qualifying Termination, thereby making the Eligible Employee eligible for severance benefits provided by the Plan, the Eligible Employee will not be required to file a claim for those benefits. If the Eligible Employee has a termination of employment and the Eligible Employee is not given severance benefits but believes he or she is entitled to them because the Eligible Employee believes there was a Qualifying Termination, the Eligible Employee should notify in writing the Employer’s Human Resources Department or other Plan Administrator representative. Such written notice must be received within 90 days after the Eligible Employee’s employment terminates. Within a reasonable period (not longer than 90 days, unless notice of an extension is given, including statement of circumstances requiring the extension and the date by which the Plan expects to render a decision) after the Eligible Employee’s claim is received, the Employer’s Human Resources Department or other Plan Administrator representative will notify the Eligible Employee of the decision concerning entitlement to benefits. The notice will be in writing and will specify the reasons for the denial if the claim is denied and the steps to be taken if the Eligible Employee wish to have the decision on the claim reviewed.

5.2    Appealing a Claim Denial. If the Eligible Employee disagrees with the decision and wishes to have the decision reviewed, the Eligible Employee must notify the Employer’s Human Resources Department or other Plan Administrator representative in writing of their request for a review not more than 60 days after the Eligible Employee receives the written denial of the claim. The Eligible Employee or their authorized representative may submit the request for review, review pertinent documents and submit issues and comments in writing. The decision will be reviewed by the Vice President of Human Resources or other permitted designee (at the Vice President level or above, or the head legal officer of Employer), as long as such person was not involved in making the initial decision as the Plan Administrator. The Vice President of Human Resources or other permitted designee will make their decision within 60 days after their receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but no later than 120 days after their receipt of the Eligible Employee’s request for review. The Vice President of Human Resources’ or other permitted designee’s decision on the matter will be final, although any Eligible Employee then has a right to file a lawsuit under section 502 of ERISA regarding any adverse benefit decision.

5.3    Exhaustion of Claims Procedures Required and Time Limitation. Notwithstanding the foregoing, no lawsuit or legal action of any kind related to any claim for benefits under this Plan or any Releasees may be filed by anyone claiming to be an Eligible Employee in a court of law or any other forum, unless it is commenced within one (1) year of the Plan’s final decision on the claim or other request for benefits. If the Plan decides an appeal is untimely, the Plan’s latest decision on the merits of the underlying claim or benefit request is the final decision date. Anyone claiming to be an Eligible Employee must exhaust the administrative remedies in this Section V, including any appeal, before filing a lawsuit or taking other legal action of any kind against the Plan or any Releasees. In any lawsuit or legal action, all explicit and implicit determinations by the Plan Administrator (or any agents or designees) (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section VI - Administration of the Plan

6.1    Plan Administrator. The Plan Administrator shall have full and sole discretionary authority to administer and interpret the Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrator shall have the following powers and duties:

(a)    to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)    to interpret the Plan, with its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)    to decide all questions concerning the Plan, including the eligibility of any person to participate in the Plan and to their benefits (including any amounts, if any) hereunder; and

(d)    to appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

6.2    Rules and Delegation. The Plan Administrator may adopt such rules and procedures as it deems desirable for the conduct of its affairs and the administration of the Plan, provided that any such rules and procedures must be consistent with the provisions of the Plan and ERISA. The Plan Administrator may delegate any of these administrative duties among one or more persons or entities, provided that such delegation is in writing, expressly identifies the delegate(s), and expressly describes the nature and scope of the delegated responsibility.

6.3    Assignment or Alienation. Benefits payable under the Plan are not subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause Plan benefits to be so subjected will not be recognized, except to the extent required by law. Plan benefits will only be paid to the Eligible Employee.

6.4    No Impact on At-Will Employment. No provision of this Plan is intended to provide any employee with any right to continue as an employee with Employer, or in any capacity, for any specific period of time, or otherwise affect at-will nature of any employee’s at-will employment, including the right of Employer to terminate the employment or service of any individual at any time for any reason, with or without Cause.

6.5    Governing Law. This Plan will be governed and construed in accordance with the laws of ERISA and, only to the extent ERISA is not applicable or otherwise does not preempt the same, the State of California.

6.6    Venue for Any Legal Dispute. Any legal action or proceeding with respect to this Plan shall be brought in the federal court of the United States of America for the Northern District of California (or, if federal jurisdiction does not exist, in the California court of competent jurisdiction encompassing the corporate headquarters of Employer, currently located in San Leandro, California) and, by seeking any benefit under this Plan, Eligible Employee hereby accepts generally and unconditionally the jurisdiction and exclusive venue of such courts. The Employer and any Eligible Employee seeking any benefit under this Plan irrevocably waive any objection to the laying of jurisdiction or venue (including but not limited to any objection based on lack of personal jurisdiction or forum non-conveniens) which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective courts.

6.7    Code Section 409A Compliance. The Plan is intended to comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of the Plan will be construed in a manner consistent with that intention. With respect to any payments under the Plan to which Code Section 409A applies, all references in the Plan to a Qualifying Termination, or the termination of the Eligible Employee’s employment or service, are intended to mean the Eligible Employee’s “separation from service,” within the meaning of Code Section 409A. If an Eligible Employee is a “specified employee” within the meaning of Code Section 409A, then no payment or benefit that is payable on account of the Eligible Employee’s Qualifying Termination will be made before the date that is six (6) months after the Eligible Employee’s “separation from service” within the meaning of Code Section 409A, if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Code Section 409A and such deferral is required to comply with the requirements of Code Section 409A. Any payment or benefit delayed by reason of the prior sentence will be paid out or provided in a single lump sum at the end of such required delay period. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which an Eligible Employee is entitled to under the Plan will be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under the Plan will be treated as a right to a series of separate payments.